EXHIBIT 4.2.1

RULES

OF THE

AVIVA INVESTORS HOLDINGS LIMITED

2009 LONG TERM INCENTIVE PLAN

Adopted by a resolution of the board of directors of Aviva Investors Holdings Limited on:

9th November 2009

Amended on: 4 December 2012 and 4 March 2013

PricewaterhouseCoopers

Plumtree Court

London EC4A 4HT

Tel:	+44 20 7212 6306
Fax:	+44 20 7212 2041
Ref:	TW/JPT/JP

CONTENTS

Rule		Page number

1	Interpretation	1

2	Making of Awards	5
2.1	Persons to whom Awards may be made
2.2	Timing of Awards
2.3	Procedure for making Awards
2.4	Award Notices
2.5	Non-transferability of Awards
2.6	Valuation of Awards
2.7	Cash Units
2.8	Share Units
2.9	Performance Condition
2.10	Variation of Performance Condition
2.11	Dividend Equivalents
2.12	Dividend Match

3	Adjustment of Awards	9
3.1	Circumstances in which Committee shall consider adjustment of Awards
3.2	Process for adjusting Awards
3.3	Notification of Participants
3.4	Alternative of early Vesting

4	Vesting of Awards	9
4.1	Normal Vesting Date
4.2	Timing of payments

5	Termination of employment	10
5.1	Death
5.2	Disability, redundancy
5.3	Other leavers

6	Change of Control	11
6.1	Treatment of Awards
6.2	Exchange of Awards

7	Withholding taxes and social security	11

8	Contractual rights	11

9	Administration of Plan	12
9.1	Committee responsible for administration
9.2	Committee’s decision final and binding
9.3	Discretionary nature of Plan
9.4	Cost of Plan

10	Notices	13
10.1	Notice by Committee
10.2	Deceased Participants
10.3	Award Notice

11	Amendment of Rules	13
11.1	Power to amend Rules
11.2	Rights of existing Participants
11.3	Notification of Participants

12	Governing law and jurisdiction	14
12.1	Governing law
12.2	Jurisdiction
12.3	Participant deemed to have agreed to submit to jurisdiction

	Schedule A – Definition of LTIP Pool	15

RULES OF THE AVIVA INVESTORS HOLDINGS LIMITED

2009 LONG TERM INCENTIVE PLAN

1	INTERPRETATION

1.1	In these Rules, unless the context otherwise requires, the following words and expressions have the following meanings:

Adoption Date	the date on which the Plan is adopted by the Committee;
Associate	a company that is under the control of the same company that controls Aviva Investors;
Aviva plc Group	Aviva plc and its Subsidiaries from time to time;
Aviva Investors	Aviva Investors Holdings Limited a company registered in England and Wales with registered number 02045601;
Aviva plc	Aviva plc a company registered in England and Wales with registered number 2468686;
Aviva plc Remuneration Committee	the remuneration committee of Aviva plc, being a duly authorised committee of the board of directors of Aviva plc;
Award	a right to receive any or all of Shares, Cash Units, Dividend Equivalents or Dividend Match under the Plan;
Award Date	the effective date of an Award determined in accordance with Rule 2.3;
Award Notice	a notice issued to the Participant setting out the terms and conditions of an Award;
Award Period	the three year period starting on 1 April of the year following the Award Date;
Award Value	the value of a Participant’s Award determined in accordance with Rule 2.6;
Board	the board of directors of Aviva Investors;
Budgeted Profit	the projected pre tax, pre-incentive profit of Aviva Investors as contained in the business plan for Aviva Investors for the relevant Financial Year;

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Cash Unit	a right to receive a cash payment as set out in rule 2.7;
Cash Unit Interest	the amount of interest earned or would be earned on the Initial Unit Value if it was deposited in a cash account or otherwise invested during the Award Period as specified in the Award Notice;
Change of Control

a)    a person acquiring more than 50% of the ordinary share capital of Aviva plc;

b)    the merger of Aviva plc and another company;

c)    the company in which the Eligible Employee is employed ceasing to be a member of the Aviva plc Group;

d)    the business in which the Eligible Employee is employed ceasing to be part of Aviva plc Group; or

e)    any other circumstances which, following a corporate event that the Aviva plc Remuneration Committee determines should be treated as a change of control for the purposes of this Plan.

Committee	the Board or a committee duly authorised by the Board which is responsible for the administration of the Plan;
Control	in relation to a company, the power of a person to secure by means of holding shares or the possession of voting power in, or in relation to, that or any other company or by virtue of any powers conferred by the bylaws, articles of association or other document regulating that or any other company that the affairs of the first-mentioned company are conducted in accordance with the wishes of that person;
Dividend Equivalent	a cash amount calculated in accordance with Rule 2.11;
Dividend Match	a cash amount equal to the Dividend Equivalent multiplied by the Matching Multiple;
Effective Date	the date of which all conditions to which a Change of Control is subject are satisfied;
Eligible Employee	an employee of Aviva Investors or an employee of any other company in the Aviva plc Group whose duties include services for Aviva Investors or any of its Subsidiaries or Associates who has been selected by the Committee, in accordance with the Rules, to receive an Award;
Exchange Rate	for payments made in a currency other than in UK Pounds Sterling (the “Local Currency”), the relevant exchange rate or method of determining the relevant exchange rate, as determined by the Committee, and specified in the Award Notice if applicable;

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Financial Year	a financial year of Aviva Investors;
Initial Unit Value	the value of one Notional Unit determined as set out in Rule 2.6;
LTIP Pool

a notional pool representing a percentage of Operating Profit and a percentage of growth in Operating Profit for the Financial Year in which the Date of Award falls.

The definition of LTIP Pool is set out in Schedule A and will be subject to review and amendment annually at the discretion of the Committee subject to the approval of the Aviva plc Remuneration Committee;

Market Price

for the purpose of Rule 2.11, the spot price of a Share as quoted on the London Stock Exchange at the relevant time;

for all other purposes, the average closing price of a Share as quoted on the London Stock Exchange for the 5 business days immediately preceding the date in respect of which the Market Price is to be determined;

Matching Multiple	the multiple to be applied to the Dividend Equivalents in accordance with Rule 2.12 to determine the Dividend Match;
Normal Vesting Date	the dates on which an Award Vests as specified in Rule 4.1;
Notional Units	units representing a Participant’s interest in the LTIP Pool;

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Operating Profit

the pre-tax, pre-incentive profit of Aviva Investors as determined by the Committee subject to the approval of the Aviva plc Remuneration Committee.

Operating Profit may be adjusted at the discretion of the Committee subject to the approval of the Aviva plc Remuneration Committee to reflect:

(a) any significant acquisitions and disposals by Aviva Investors; and

(b) any material change in business or taxation (including change in laws or regulations of the United Kingdom or any political subdivision of, or any authority in, or of, the United Kingdom having power to tax, or any change in the application or official interpretation of such laws or regulations), which materially impact on the pre-tax, pre-incentive profit of Aviva Investors;

Participant	an individual who holds an Award or, where the context permits, his legal personal representatives;
Payment Date	the date on which the Participant shall be entitled to receive Shares or a cash payment in respect of the Award in accordance with Rule 4.2;
Performance Condition	the condition to which the receipt of Shares and/or Cash Units on the Payment Date is subject;
Plan	the Aviva Investors Holdings Limited 2009 Long Term Incentive Plan as constituted by these Rules in their present form or as amended from time to time;
Redundancy	has the meaning given in the Employment Rights Act 1996;
Share	an ordinary share in Aviva plc;
Subsidiary	has the meaning given in section 1159 Companies Act 2006;
Subsisting Award	an Award that has not been forfeited;
Supplementary Award Notice	a notice issued to the Participant, as soon as reasonably practicable following the issue of an Award Notice, setting out additional terms and conditions of an Award, which were impracticable to be set out in the Award Notice as determined by the Committee;
Trustees	RBC Trustees (CI) Limited;
Vest	in relation to an Award, the fulfilment of the conditions for the Participant to receive payment in respect of Awards under the Plan (subject to the forfeiture provisions in Rule 5) and Vesting and Vested shall be construed accordingly; and
Vesting Date	the date on which an Award Vests.

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1.2	In these Rules, unless otherwise specified:

1.2.1	the contents and Rule headings are inserted for ease of reference only and do not affect their interpretation;

1.2.2	a reference to a Rule is a reference to a rule of the Plan;

1.2.3	the singular includes the plural and vice-versa and the masculine includes the feminine;

1.2.4	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof; and

1.2.5	the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.

2	MAKING OF AWARDS

2.1	Persons to whom Awards may be made

An Award may only be made to an individual who is an Eligible Employee at the time of the Award.

2.2	Timing of Awards

An Award will normally be made at the time annual bonus payments are made to employees of Aviva Investors but Awards may be made at other times if the Committee determines that there are exceptional circumstances which justify making Awards outside of the normal cycle, subject to the approval of the Aviva plc Remuneration Committee. In any event, Awards may not be made:

2.2.1	earlier than the Adoption Date; or

2.2.2	later than the tenth anniversary of the Adoption Date.

2.3	Procedure for making Awards

The Committee shall have absolute discretion (subject to the provisions of these rules and the approval of the Aviva plc Remuneration Committee) to determine on an annual basis:

2.3.1	the Participants;

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2.3.2	whether to make Awards and the number of Notional Units allocated to each Participant; and

2.3.3	on each anniversary of the Award Date, whether to:

2.3.3.1	adjust the number of Notional Units allocated to any Participant upwards;

2.3.3.2	adjust the number of Notional Units allocated to any Participant downwards in the event of either (a) gross misconduct; (b) underperformance as determined by the Committee; or (c) a material change in role; or

2.3.3.3	determine that any Participant shall forfeit their Award in the event of either (a) gross misconduct; (b) underperformance as determined by the Committee; or (c) a material change in role.

Each Award shall be evidenced by an Award Notice issued to the Participant by Aviva Investors (or the Participant’s employing company) as soon as reasonably practicable after it has been made.

2.4	Award Notices

Each Award Notice shall state:

2.4.1	the Award Date;

2.4.2	the total number of Notional Units in the LTIP Pool;

2.4.3	the number of Notional Units subject to the Award;

2.4.4	the Performance Condition, or if it is impracticable to state in an Award Notice as determined by the Committee, it shall be stated in a Supplementary Award Notice;

2.4.5	how the Initial Unit Value of Cash Units (if applicable) shall be invested or notionally invested, or if it is impracticable to state in an Award Notice as determined by the Committee, it shall be stated in a Supplementary Award Notice;

2.4.6	whether Dividend Equivalents are payable under the Award;

2.4.7	whether a Dividend Match is payable under the Award and if so the Matching Multiple;

2.4.8	the Exchange Rate (if applicable); and

2.4.9	the Normal Vesting Dates and shall state, or have attached to it in the form of a schedule, any further terms and conditions applicable to the Award.

Subject thereto, an Award Notice, and Supplementary Award Notice if applicable, shall be in such form as the Committee may determine from time to time.

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2.5	Non-transferability of Awards

An Award shall be personal to the Eligible Employee to whom it is made and, subject to Rule 5.1, shall not be capable of being transferred, charged or otherwise alienated and shall be forfeited immediately if the Participant purports to transfer, charge or otherwise alienate the Award.

2.6	Valuation of Awards

The Initial Unit Value shall be calculated after the end of the Financial Year in which the Award Date falls by applying the following formula:

LTIP Pool for the Financial Year in which the Award Date falls / ∑NU

Where:

∑NU = the sum of all Participants’ Notional Units in the LTIP Pool for that Financial Year plus any Notional Units unallocated by the Committee for the award in question

The Award Value for each Participant shall be calculated by applying the following formula:

NU x Initial Unit Value

Where:

NU = the Participant’s Notional Units in the LTIP Pool for that Financial Year and will be notified to the Participant as soon as reasonably practicable following the calculation of the Award Value.

2.7	Share Awards

On or around 1 April in the year following the Award Date, the Committee, subject to approval of the Aviva plc Remuneration Committee, will determine whether or to what extent a Participant’s Notional Units will take the form of an Award of Shares and will calculate the number of Shares subject to the Award (or the basis on which the number of Shares will be calculated).

The Shares subject to an Award will Vest subject to the satisfaction of the Performance Condition as set out in accordance with Rule 2.9.

2.8	Cash Units

On or around 1 April in the year following the Award Date, the Committee will determine whether or to what extent a Participant’s Notional Units will take the form of Cash Units.

Subject to all applicable vesting conditions being met, the cash payment made in respect of each Cash Unit will be equal to the Initial Unit Value plus the Cash Unit Interest. This payment is subject to the satisfaction of the Performance Condition as set out in accordance with Rule 2.9.

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2.9	Performance Condition

The receipt of the Shares subject to an Award and/or Cash Units under the Plan will be subject to the satisfaction of a Performance Condition as specified at the Award Date in the Award Notice. To the extent that the Performance Condition is not satisfied the Participant shall not be entitled to receive any Shares and/or Payment in respect of the Cash Units.

2.10	Variation of Performance Condition

If an event occurs which causes the Committee to consider that the Performance Condition or any further condition imposed under Rule 2.9 to which the receipt of Shares and/or payment in respect of Cash Units is subject is no longer appropriate, the Committee may, subject to the approval of the Aviva plc Remuneration Committee, substitute, vary or waive the Performance Condition or other condition in such manner (and make such consequential amendments to the rules) as:

2.10.1	is reasonable in the circumstances; and

2.10.2	except in the case of waiver produces a fairer measure of performance and is not materially less difficult to satisfy.

The receipt of Shares and/or payment in respect of the Cash Units shall then take effect subject to the Performance Condition or other condition as so substituted, varied or waived.

2.11	Dividend Equivalents

The Award Notice may specify that a Participant will be entitled to receive Dividend Equivalents calculated at the Payment Date by reference to the dividends that the Participant would have received had the value of:

2.11.1	on the Shares subject to an Award had the Shares been held on the first day of the Award Period and throughout the remainder of the Award Period; and

2.11.2	had the value of any Dividend Equivalents to which a Participant was entitled under this Rule been re-invested into a holding of equivalent value of Shares on the ex-dividend date.

Such holdings will be calculated based on the Market Price of a Share at the date on which the relevant dividend is declared.

2.12	Dividend Match

The Award Notice may specify that a Participant will be entitled to receive a Dividend Match at the Payment Date. The Dividend Match will be calculated by multiplying the Dividend Equivalents payable in accordance with Rule 2.11 by the Matching Multiple specified in the Award Notice.

2.13	Cash and share alternative

The Committee may decide to satisfy an Award of Shares by paying an equivalent amount in cash (subject to Rule 7).

In respect of an Award of Cash Units, the Committee may decide instead to satisfy such Award (and any Dividend Equivalents) by the delivery of Shares (subject to rule 7). The number of Shares will be calculated by dividing the cash amount by the market value of a Share on the Payment Date.

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3	ADJUSTMENT OF AWARDS

3.1	Circumstances in which the Committee shall consider adjustment of Awards

The Committee, subject to approval of the Aviva plc Remuneration Committee, shall consider, where fair and equitable, making adjustments to the terms and conditions applicable to Subsisting Awards, including the definition of Operating Profit in the following circumstances:

3.1.1	a change in the accounting policy of Aviva Investors which affects the method of calculating Operating Profit;

3.1.2	the merger of the Aviva Investors with another business;

3.1.3	the demerger or disposal of part of the Aviva Investors or business assets; or

3.1.4	any other change in Aviva Investors’ structure that has a material impact on the value of Subsisting Awards.

3.2	Process for adjusting Awards

The Committee shall consider what, if any, fair and equitable adjustments should be made to Awards to take into account the circumstances referred to in Rule 3.1, consulting professional advisers as appropriate. Any such adjustment will be subject to the approval of the Aviva plc Remuneration Committee.

3.3	Notification of Participants

If the Committee makes an adjustment to an Award, Aviva Investors (or the Participant’s employing company) shall notify the Participant as soon as practicable thereafter and issue a new Award Notice to the Participant.

3.4	Alternative of early Vesting

If the Committee decides, in any of the circumstances referred to in Rule 3.1, that it would be fair and equitable, it shall make a recommendation to the Aviva plc Remuneration Committee that the Award should Vest early. Such recommendation shall include the proposed Vesting Date, whether the Performance Condition should be waived or amended and the Participant’s Award Value in respect of the Award after it has Vested.

If the Aviva plc Remuneration Committee resolves to approve the recommendation for early Vesting, the Committee shall notify the Participant and, as soon as practicable and not later than 60 days after the Vesting date, Aviva Investors shall arrange for the Shares to be transferred and/or the cash sum to be paid to the Participant in respect of the Vested Award less any deduction made under Rule 7.

4.	VESTING OF AWARDS

4.1	Normal Vesting Date

Subject to Rules 3.4, 5 and 6, each Award shall Vest on the 1 April following the end of the Award Period, unless determined otherwise by the Committee subject to the approval of the Aviva plc Remuneration Committee.

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4.2	Timing of share transfer and/or cash payments

Subject to Rules 3.4, 5, 6 and 7, as soon as reasonably practicable (and in any event not later than 45 days following the Normal Vesting Date) the Committee shall procure the transfer to each Participant of the number of Shares and/or a cash amount equal to the amounts due to the Participant in respect of his or her Award under the Plan.

5.	TERMINATION OF EMPLOYMENT

5.1	Death

If a Participant dies before a Payment Date, a proportion of his Award, up to a maximum proportion which reflects the proportion of the Award Period that has passed, shall Vest immediately provided that the Committee, subject to the approval of the Aviva plc Remuneration Committee, reasonably expects the Performance Condition to be satisfied. The unvested proportion shall be forfeited immediately.

The Vesting Date and the proportion of his Award that shall be forfeited may be varied at the discretion of the Committee subject to the approval of the Aviva plc Remuneration Committee.

As soon as reasonably practicable and in any event not later than 60 days after the Participant’s death, Aviva Investors shall procure delivery to the Participant’s personal representatives of the number of Shares and/or a cash amount equal to the amounts payable under the Plan in respect of such proportion of the Award as has already Vested or in respect of which the Committee, subject to the approval of the Aviva plc Remuneration Committee, has exercised its discretion to allow Vesting.

5.2	Disability

If a Participant ceases to be employed by Aviva Investors or any company in the Aviva plc Group before a Payment Date by reason of disability (as established to the satisfaction of the Committee), a proportion of his Award which reflects the proportion of the Award Period which remains following the ceasing of employment shall be forfeited immediately.

The remaining un-forfeited proportion shall Vest on the Normal Vesting Date in accordance with these Rules provided that the Committee, subject to the approval of the Aviva plc Remuneration Committee, reasonably expects the Performance Condition to be satisfied.

The Vesting Date, and the proportion of his Award that shall be forfeited may be varied at the discretion of the Committee subject to the approval of the Aviva plc Remuneration Committee.

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5.3	Other leavers

If a Participant ceases to be employed by Aviva Investors or any company in the Aviva plc Group before the Payment Date in any circumstances not mentioned in Rules 5.1 to 5.2, his Award shall, unless the Committee (subject to the approval of the Aviva plc Remuneration Committee) determines otherwise, be forfeited immediately in which case the Participant shall not be entitled to any further entitlement under the Plan, even in respect of any Award that may have Vested before employment ceased. For the purpose of this Rule 5.3, if notice of termination of employment is given before the termination date, either by the Participant or by his employing company, employment shall be deemed to have terminated (for the purpose of the Plan) on the date when such notice is given, unless the Committee decides otherwise.

6.	CHANGE OF CONTROL

6.1	Treatment of Awards

Subject to Rule 6.2, in the event of a Change of Control the Aviva plc Remuneration Committee shall determine the proportion of the Award that shall Vest having regard to the proportion of the Award Period that has elapsed at the Effective Date. The Participant shall be entitled to receive such as is equivalent to the relevant proportion of the Award Value.

6.2	Exchange of Awards

The Committee, subject to the approval of the Aviva plc Remuneration Committee, may, subject to obtaining the consent of any company or individual who has obtained Control of the Company (“an Acquirer”), in its absolute discretion determine that Awards under the Plan shall not Vest but shall be exchanged for awards of equivalent value under an alternative long term incentive arrangement operated by the Acquirer (“the New Plan”) provided that the awards under the New Plan shall vest no later than would have been the case under the Plan had the Change of Control not occurred. The decision of the Committee (made in accordance with these Rules) as to what constitutes equivalent value under this Rule 6.2 shall be final.

7.	WITHHOLDING TAXES AND SOCIAL SECURITY

Aviva Investors, Aviva plc, any employing company or the Trustee may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares on behalf of the Participant.

8.	CONTRACTUAL RIGHTS

8.1	Notwithstanding any other provision of the Plan:

8.1.1	the Plan shall not form part of any contract of employment between Aviva Investors or any company in the Aviva plc Group and an Eligible Employee;

8.1.2	the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of his remuneration or count as his remuneration for the purpose of entitlement to any benefit plan including any employer contribution to any pension plan; and

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8.1.3	if an Eligible Employee ceases to be employed by Aviva Investors or a company in the Aviva plc Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him which are forfeited by reason of his ceasing to be so employed) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

8.2	By accepting the Award and not renouncing it, an Eligible Employee is deemed to have agreed to the provisions of this Rule 8.

8.3	A Participant’s Awards will not be subject to the Participant’s debts, judgments or other obligations and will not be subject to seizure, garnishment or other process applicable to the Participant prior to actual payment in respect of the Award to the Participant.

9.	ADMINISTRATION OF PLAN

9.1	Committee responsible for administration

The Committee shall be responsible for, and shall have the conduct of, the administration of the Plan. It shall carry out such administration in accordance with any terms of reference and operating guidelines, not inconsistent with these Rules, which have been approved by the Committee from time to time. Subject to the provisions of any such terms of reference and operating guidelines, the Committee may from time to time make, amend or rescind regulations for the administration of the Plan (subject to appropriate consent of the Aviva plc Remuneration Committee) provided that such regulations shall not be inconsistent with these Rules and may delegate all or some of the administration of the Plan to the Trustee.

9.2	Committee’s decision final and binding

The decision of the Aviva plc Remuneration Committee or the Committee subject to the approval of the Aviva plc Remuneration Committee, as required under the Plan, shall be final and binding in all matters relating to the administration of the Plan, including but not limited to the resolution of any dispute concerning, ambiguity in, or any inconsistency of, these Rules or any document used in connection with the Plan.

The Aviva plc Remuneration Committee may delegate some or all of its powers under this Plan to any person, persons or committee.

Nothing in these Rules shall be construed as establishing any duty of care or other duty between any member of the Committee (in the performance of the functions of the Committee under these Rules) and any Eligible Employee or Participant, and no member of the Committee shall have any personal liability to any Eligible Employee or Participant as a result of any decision of the Committee under these Rules.

9.3	Discretionary nature of Plan

All Awards shall be made entirely at the discretion of the Committee subject to the approval of the Aviva plc Remuneration Committee.

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9.4	Cost of Plan

The cost of introducing and administering the Plan shall be met by Aviva Investors.

10.	NOTICES

10.1	Notice by Committee

Save as provided for by law and subject to Rule 10.3, any notice, document or other communication given by, or on behalf of, the Committee to any person in connection with the Plan shall be deemed to have been duly given if delivered by hand or sent by email or fax to him at his place of work, if he is employed by Aviva Investors or a company in the Aviva plc Group, if sent by e-mail to such e-mail address as may be specified by him from time to time, or sent through the post in a pre-paid envelope to the postal address last known to Aviva Investors to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

10.2	Deceased Participants

Save as provided for by law and subject to Rule 10.3, any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that such Participant is then deceased (and whether or not Aviva Investors has notice of his death) except where his personal representatives have established their title to the satisfaction of Aviva Investors and supplied to Aviva Investors an e-mail or postal address to which notices, documents and other communications are to be sent.

10.3	Award Notice

For the avoidance of doubt, the Award Notice may not be sent by e-mail or other such similar electronic communication.

11.	AMENDMENT OF RULES

11.1	Power to amend Rules

Subject to Rule 11.2, the Committee may from time to time make written proposals to the Aviva plc Remuneration Committee for amendments to these Rules. Such amendments shall only come into effect if approved by the Aviva plc Remuneration Committee.

11.2	Rights of existing Participants

An amendment may not adversely affect the rights of a Participant except where the amendment has been agreed in advance by the Participant.

11.3	Notification of Participants

The Committee shall, as soon as reasonably practicable, notify each Participant of any amendment to these Rules under this Rule 11 (other than a minor administrative change) and explain how it affects his position under the Plan.

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12.	GOVERNING LAW AND JURISDICTION

12.1	Governing law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Award made under it shall be governed by English law.

12.2	Jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

12.3	Participant deemed to have agreed to submit to jurisdiction

By accepting an Award and not renouncing it, a Participant is deemed to have agreed to submit to such jurisdiction.

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Schedule A – Definition of LTIP Pool

A notional pool representing:

a)	2% of Operating Profit for the Financial Year in which the Date of Award Falls PLUS;

b)	an amount determined by the formula

(A – B) x 10%

Where

A = Operating Profit for the Financial Year in which the Award Date falls; and

B = Operating Profit for the Financial Year ended immediately preceding the Award Date,

provided that:

a) if A is less than B the amount calculated under b) above shall be deemed to be zero; and

b) the LTIP Pool in any Financial Year shall in no circumstances be calculated on a figure greater than 200% of the Budgeted Profit for the relevant Financial Year; and

c) the definition of LTIP Pool will be subject to review and amendment annually at the discretion of the Committee subject to the approval of the Aviva plc Remuneration Committee; and

c)	LESS any amounts, as determined by the Committee, sufficient to discharge any liability of the Trustees, Aviva Investors or any member of the Aviva plc Group (as the case may be) to any revenue or other authority for any sum, in respect of tax or social security, relating to an Award made under the Plan.

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